Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Hotline:	(608) 458-4040
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES SECOND QUARTER 2025 RESULTS

•Second quarter GAAP earnings per share was $0.68 in 2025, compared to $0.34 in 2024
•Reaffirming 2025 ongoing earnings guidance range of $3.15 - $3.25 per share

MADISON, Wis. - August 7, 2025 - Alliant Energy Corporation (NASDAQ: LNT) today announced U.S. generally accepted accounting principles (GAAP) consolidated and non-GAAP consolidated unaudited earnings per share (EPS) for the three months ended June 30 as follows:

	GAAP EPS		Non-GAAP EPS
	2025	2024	2025	2024
Utilities and Corporate Services	$0.74	$0.33	$0.74	$0.56
American Transmission Company (ATC) Holdings	0.04	0.04	0.04	0.04
Non-utility and Parent	(0.10)	(0.03)	(0.10)	(0.03)
Alliant Energy Consolidated	$0.68	$0.34	$0.68	$0.57

“Our solid financial performance this quarter underscores the resilience of our regulated utility model and our ability to advance key operational and strategic initiatives while positioning us for long-term success,” said Lisa Barton, Alliant Energy President and CEO.

Utilities and Corporate Services - Alliant Energy’s Utilities and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.74 per share of GAAP EPS in the second quarter of 2025, which was $0.41 per share higher than the second quarter of 2024. The primary drivers of higher EPS were items in 2024 not normally associated with ongoing operations and described below in the discussion of non-GAAP adjustments, higher revenue requirements from capital investments, and estimated temperature impacts on retail electric and gas sales. These items were partially offset by higher depreciation and financing expenses.

Non-utility and Parent - Alliant Energy’s Non-utility and Parent operations generated ($0.10) per share of GAAP EPS in the second quarter of 2025, which was $0.07 per share lower than the second quarter of 2024. The lower EPS was primarily driven by lower equity income from corporate venture investments, higher financing expense and timing of income taxes.

Details regarding GAAP EPS variances between the second quarters of 2025 and 2024 for Alliant Energy are as follows:

Variance
Non-GAAP adjustments in 2024	$0.23
Revenue requirements from capital investments	0.19
Higher depreciation expense	(0.06)
Higher financing expense	(0.05)
Estimated temperature impacts on retail electric and gas sales	0.04
Other	(0.01)
Total	$0.34

Non-GAAP adjustments in 2024 - IPL’s retail electric rate review for the October 2024 through September 2025 forward-looking Test Period filed with the IUC in October 2023 included a request for continued recovery of and a return on the remaining net book value of IPL’s retired Lansing Generating Station through 2037. In June 2024, IPL reached a partial nonunanimous settlement agreement with certain stakeholders, which the IUC subsequently approved in September 2024. The agreement included a return of the remaining net book value of Lansing, but did not include a return on the remaining net book value of Lansing. As a result, in the second quarter of 2024, a pre-tax non-cash charge of $60 million, or $0.17 per share, was recorded.

In the second quarter of 2024, the U.S. Environmental Protection Agency enacted the revised Coal Combustion Residuals Rule, which significantly expands the scope of regulation to include coal ash ponds at sites that no longer produce electricity and inactive landfills. As a result, an initial pre-tax non-cash charge of $20 million, or $0.06 per share, was recorded for additional asset retirement obligations.

Revenue requirements from capital investments - In September 2024, IPL received an order from the IUC authorizing annual base rate increases of $185 million and $10 million for its retail electric and gas rate reviews, respectively, covering the October 2024 through September 2025 forward-looking Test Period. IPL recognized a $0.13 per share increase in the second quarter of 2025 due to higher revenue requirements from increasing rate base, including investments in solar generation.

In December 2023, Wisconsin Power and Light Company (WPL) received an order from the Public Service Commission of Wisconsin authorizing an annual base rate increase of $60 million for its retail electric rate review covering the 2025 forward-looking Test Period. WPL recognized a $0.06 per share increase in the second quarter of 2025 due to higher revenue requirements from increasing rate base, including investments in solar generation and energy storage.

Estimated temperature impacts on retail electric and gas sales - Retail electric and gas sales increased an estimated $0.02 and decreased $0.02 per share in the second quarters of 2025 and 2024, respectively, due to impacts of temperatures on customer demand when compared to normal temperatures.

2025 Earnings Guidance

Alliant Energy is reaffirming its consolidated ongoing EPS guidance for 2025 of $3.15 - $3.25. Assumptions for Alliant Energy’s 2025 EPS guidance include, but are not limited to:

•Ability of IPL and WPL to earn their authorized rates of return
•Normal temperatures in its utility service territories
•Stable economy and resulting implications on utility sales
•Execution of capital expenditure plans including achievement of targeted in-service dates
•Execution of cost controls and financing plans
•Consolidated effective tax rate of (31%)

The 2025 earnings guidance does not include the impacts of any material non-cash valuation adjustments, regulatory-related charges or credits, reorganizations or restructurings, future changes in laws, regulations or regulatory policies, adjustments made to deferred tax assets and liabilities from changes in forecasted state apportionment and valuation allowances including further corporate tax rate changes in Iowa, changes in credit loss liabilities related to guarantees, pending lawsuits and disputes, settlement charges related to pension and other postretirement benefits plans, federal and state income tax audits and other Internal Revenue Service proceedings, impacts from changes to the authorized return on equity for ATC LLC, or changes in GAAP and tax methods of accounting that may impact the reported results of Alliant Energy.

Earnings Conference Call

A conference call to review the second quarter 2025 results is scheduled for Friday, August 8, 2025 at 9 a.m. central time. Alliant Energy President and Chief Executive Officer Lisa Barton, and Executive Vice President and Chief Financial Officer Robert Durian will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 800-549-8228 (Toll-Free) or 646-564-2877 (International), conference ID 78071. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. An archive of the webcast will be available on the Company’s website at www.alliantenergy.com/investors for 12 months.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy, whose core purpose is to serve customers and build stronger communities, is an energy-services provider with utility subsidiaries serving approximately 1,000,000 electric and 430,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the Nasdaq Global Select Market under the symbol LNT. For more information, visit the Company’s website at www.alliantenergy.com.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements can be identified by words such as “forecast,” “expect,” “guidance,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of and/or the return on costs, including fuel costs, operating costs, transmission costs, capacity costs, costs of generation projects including such costs that are incurred prior to regulatory approval or exceed initial estimates, deferred expenditures, deferred tax assets, tax expense, interest expense, capital expenditures, marginal costs to service new customers, and remaining costs related to electric generating units (EGUs) that have been or may be permanently closed and certain other retired assets, environmental remediation costs, and decreases in sales volumes, as well as earning their authorized rates of return, payments to their parent of expected levels of dividends, the impact of rate design on current and potential customers and demand for energy in their service territories, and the ability to obtain regulatory approval with acceptable conditions for individual customer rates for large load growth customers;
•the impact of IPL’s retail electric base rate moratorium;
•the ability to complete construction of generation and energy storage projects by planned in-service dates and within the cost targets set by regulators due to cost increases of and access to materials, equipment and commodities, which could result from tariffs, duties or other assessments, inflation, labor issues or supply shortages, the ability to successfully resolve warranty issues or contract disputes and the ability to obtain adequate generator interconnection agreements to connect the new projects to Midcontinent Independent System Operator, Inc. (MISO) in a timely manner;
•weather effects on utility sales volumes and operations;
•the direct or indirect effects resulting from cybersecurity incidents or attacks on Alliant Energy, IPL, WPL, or their suppliers, contractors and partners, or responses to such incidents;
•the impact of customer- and third party-owned generation, including alternative electric suppliers, in IPL’s and WPL’s service territories on system reliability, operating expenses and customers’ demand for electricity;
•economic conditions and the impact of business or facility closures in IPL’s and WPL’s service territories;
•the ability and cost to provide sufficient generation and the ability of ITC Midwest LLC and ATC LLC to provide sufficient transmission capacity for potential load growth, including significant new commercial or industrial customers, such as data centers;
•the ability of potential large load growth customers to timely construct new facilities, as well as the resulting higher system load demand by expected levels and timeframes;
•the impact of energy efficiency, franchise retention and customer disconnects on sales volumes and operating income;
•the impact that price changes may have on IPL’s and WPL’s customers’ demand for electric and gas services and their ability to pay their bills;
•changes in the price of delivered natural gas, transmission, purchased electric energy, purchased electric capacity and delivered coal, particularly during elevated market prices, and any resulting changes to counterparty credit risk, due to shifts in supply and demand caused by market conditions, regulations and MISO’s seasonal resource adequacy process;
•the ability to obtain regulatory approval for construction projects with acceptable conditions;
•the ability to achieve the expected level of tax benefits for renewable generation and energy storage projects based on tax guidelines, timely beginning of construction and in-service dates, sourcing permissible amounts of construction support from entities with ties to certain foreign countries, compliance with prevailing wage and apprenticeship requirements, project costs and the level of electricity output generated by qualifying generating facilities, and the ability to efficiently utilize the renewable generation and energy storage project tax benefits to achieve IPL’s authorized rate of return and for the benefit of IPL’s and WPL’s customers;
•federal and state regulatory or governmental actions, including the impact of legislation, Treasury regulations, executive orders, interpretations and guidance, and changes in public policy, including changes impacting renewable tax credits;
•the ability to utilize tax credits generated to date, and those that may be generated in the future, before they expire, as well as the ability to transfer tax credits that may be generated in the future at adequate pricing;
•the impacts of changes in the tax code, including tax rates, minimum tax rates, adjustments made to deferred tax assets and liabilities, and changes impacting the availability of and ability to transfer renewable tax credits, including preserving the qualification of any future tax credits;
•disruptions to ongoing operations and the supply of materials, services, equipment and commodities needed to continue to operate and maintain existing assets and to construct capital projects, which may result from geopolitical issues, tariffs, supplier manufacturing constraints, regulatory requirements, labor issues or transportation issues, and thus affect the ability to meet capacity requirements and result in increased capacity expense;
•inflation and higher interest rates;
•continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;
•the future development of technologies related to electrification, and the ability to reliably store and manage electricity;
•employee workforce factors, including the ability to hire and retain employees with specialized skills, impacts from employee retirements, changes in key executives, ability to create desired corporate culture, collective bargaining agreements and negotiations, work stoppages or restructurings;
•disruptions in the supply and delivery of natural gas, purchased electricity and coal;
•changes to the creditworthiness of, or performance of obligations by, counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including large load growth customers, participants in the energy markets and fuel suppliers and transporters;
•the impact of penalties or third-party claims related to, or in connection with, a failure to maintain the security of personally identifiable information, including associated costs to notify affected persons and to mitigate their information security concerns;
•impacts that terrorist attacks may have on Alliant Energy’s, IPL’s and WPL’s operations and recovery of costs associated with restoration activities, or on the operations of Alliant Energy’s investments;
•changes to MISO’s resource adequacy process establishing capacity planning reserve margin and capacity accreditation requirements that may impact how and when new and existing generating facilities, including IPL’s and WPL’s additional solar generation, may be accredited with energy capacity, and may require IPL and WPL to adjust their current resource plans, to add resources to meet the requirements of MISO’s process, or procure capacity in the market whereby such costs might not be recovered in rates;

•any material post-closing payments related to any past asset divestitures, including the transfer of renewable tax credits, which could result from, among other things, indemnification agreements, warranties, guarantees or litigation;
•issues associated with environmental remediation and environmental compliance, including compliance with all current environmental and emissions laws, regulations and permits and future changes in environmental laws and regulations, including the Coal Combustion Residuals Rule, Cross-State Air Pollution Rule and federal, state or local regulations for emissions reductions, including greenhouse gases, from new and existing fossil-fueled EGUs under the Clean Air Act, and litigation associated with environmental requirements;
•increased pressure from customers, investors and other stakeholders to more rapidly reduce greenhouse gases emissions;
•the timely development of technologies, innovations and advancements to provide cost effective alternatives to traditional energy sources;
•the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency and state natural resources agencies, or third parties, such as the Sierra Club, and the impact on operating expenses of defending and resolving such claims;
•the direct or indirect effects resulting from breakdown or failure of equipment in the operation of electric and gas distribution systems, such as mechanical problems, disruptions in telecommunications, technological problems, and explosions or fires, and compliance with electric and gas transmission and distribution safety regulations, including regulations promulgated by the Pipeline and Hazardous Materials Safety Administration;
•issues related to the availability and operations of EGUs and energy storage facilities, including start-up risks, breakdown or failure of equipment, fires, availability of warranty coverage and successful resolution of warranty issues or contract disputes for equipment breakdowns or failures, performance below expected or contracted levels of output or efficiency, operator error, employee safety, transmission constraints, compliance with mandatory reliability standards and risks related to recovery of resulting incremental operating, capacity, fuel-related and capital costs through rates;
•impacts that excessive heat, excessive cold, storms, wildfires, or natural disasters may have on Alliant Energy’s, IPL’s and WPL’s operations and construction activities, and recovery of costs associated with restoration activities, or on the operations of Alliant Energy’s investments;
•Alliant Energy’s ability to sustain its dividend payout ratio goal;
•changes to costs of providing benefits and related funding requirements of pension and other postretirement benefits plans due to the market value of the assets that fund the plans, economic conditions, financial market performance, interest rates, timing and form of benefits payments, life expectancies and demographics;
•material changes in employee-related benefit and compensation costs, including settlement losses related to pension plans;
•risks associated with operation and ownership of non-utility holdings;
•changes in technology that alter the channels through which customers buy or utilize Alliant Energy’s, IPL’s or WPL’s products and services;
•impacts on equity income from unconsolidated investments from changes in valuations of the assets held, as well as potential changes to ATC LLC’s authorized return on equity;
•impacts of IPL’s future tax benefits from Iowa rate-making practices, including deductions for repairs expenditures and cost of removal obligations, allocation of mixed service costs and state depreciation, and recoverability of the associated regulatory assets from customers, when the differences reverse in future periods;
•current or future litigation, regulatory investigations, proceedings or inquiries;
•reputational damage from negative publicity, protests, fines, penalties and other negative consequences resulting in regulatory and/or legal actions;
•the direct or indirect effects resulting from pandemics;
•the effect of accounting standards issued periodically by standard-setting bodies;
•the ability to successfully complete tax audits and changes in tax accounting methods with no material impact on earnings and cash flows; and
•other factors listed in the “2025 Earnings Guidance” section of this press release.

For more information about potential factors that could affect Alliant Energy’s business and financial results, refer to Alliant Energy’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC), including the sections therein titled “Risk Factors,” and its other filings with the SEC.

Without limitation, the expectations with respect to 2025 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding Alliant Energy’s financial results, this press release includes reference to certain non-GAAP financial measures. These measures include income and EPS for the three and six months ended June 30, 2024 excluding the asset valuation charge related to IPL’s Lansing Generating Station and asset retirement obligation charges for steam assets at IPL. Alliant Energy believes these non-GAAP financial measures are useful to investors because they provide an alternate measure to better understand and compare across periods the operating performance of Alliant Energy without the distortion of items that management believes are not normally associated with ongoing operations, and also provides additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance. Alliant Energy’s management also uses income, as adjusted, to determine performance-based compensation.

In addition, Alliant Energy included in this press release IPL; WPL; Corporate Services; Utilities and Corporate Services; ATC Holdings; and Non-utility and Parent EPS for the three and six months ended June 30, 2025 and 2024. Alliant Energy believes these non-GAAP financial measures are useful to investors because they facilitate an understanding of segment performance and trends, and provide additional information about Alliant Energy’s operations on a basis consistent with the measures that management uses to manage its operations and evaluate its performance.

Reconciliation of the non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures are included in the earnings summaries that follow.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
EARNINGS SUMMARY (Unaudited)

The following tables provide a summary of Alliant Energy’s results for the three months ended June 30:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2025	2024	2025	2024	2025	2024
IPL	$0.38	$0.07	$—	$0.23	$0.38	$0.30
WPL	0.34	0.25	—	—	0.34	0.25
Corporate Services	0.02	0.01	—	—	0.02	0.01
Subtotal for Utilities and Corporate Services	0.74	0.33	—	0.23	0.74	0.56
ATC Holdings	0.04	0.04	—	—	0.04	0.04
Non-utility and Parent	(0.10)	(0.03)	—	—	(0.10)	(0.03)
Alliant Energy Consolidated	$0.68	$0.34	$—	$0.23	$0.68	$0.57

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2025	2024	2025	2024	2025	2024
IPL	$98	$18	$—	$59	$98	$77
WPL	87	64	—	—	87	64
Corporate Services	5	3	—	—	5	3
Subtotal for Utilities and Corporate Services	190	85	—	59	190	144
ATC Holdings	10	9	—	—	10	9
Non-utility and Parent	(26)	(7)	—	—	(26)	(7)
Alliant Energy Consolidated	$174	$87	$—	$59	$174	$146

The following tables provide a summary of Alliant Energy’s results for the six months ended June 30:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2025	2024	2025	2024	2025	2024
IPL	$0.81	$0.32	$—	$0.23	$0.81	$0.55
WPL	0.77	0.61	—	—	0.77	0.61
Corporate Services	0.03	0.02	—	—	0.03	0.02
Subtotal for Utilities and Corporate Services	1.61	0.95	—	0.23	1.61	1.18
ATC Holdings	0.08	0.07	—	—	0.08	0.07
Non-utility and Parent	(0.19)	(0.07)	—	—	(0.19)	(0.07)
Alliant Energy Consolidated	$1.50	$0.95	$—	$0.23	$1.50	$1.18

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2025	2024	2025	2024	2025	2024
IPL	$209	$81	$—	$59	$209	$140
WPL	198	156	—	—	198	156
Corporate Services	8	7	—	—	8	7
Subtotal for Utilities and Corporate Services	415	244	—	59	415	303
ATC Holdings	20	18	—	—	20	18
Non-utility and Parent	(48)	(17)	—	—	(48)	(17)
Alliant Energy Consolidated	$387	$245	$—	$59	$387	$304

Adjusted, or non-GAAP, earnings for the three and six months ended June 30 do not include the following items that were included in the reported GAAP earnings:

	Non-GAAP Income		Non-GAAP
	Adjustments (in millions)		EPS Adjustments
	2025	2024	2025	2024
Utilities and Corporate Services:
Asset valuation charge related to IPL’s Lansing Generating Station, net of tax impacts of ($16) million	$—	$44	$—	$0.17
Asset retirement obligation charge for steam assets at IPL, net of tax impacts of ($5) million	—	15	—	0.06
Total Alliant Energy Consolidated	$—	$59	$—	$0.23

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions, except per share amounts)
Revenues:
Electric utility	$851	$789	$1,703	$1,580
Gas utility	76	69	316	273
Other utility	11	10	25	24
Non-utility	23	26	44	48
	961	894	2,088	1,925
Operating expenses:
Electric production fuel and purchased power	150	138	325	301
Electric transmission service	151	147	308	300
Cost of gas sold	30	25	167	139
Other operation and maintenance:
Energy efficiency costs	10	9	20	23
Non-utility Travero	15	16	31	33
Asset valuation charge for IPL’s Lansing Generating Station	—	60	—	60
Asset retirement obligation charge for steam assets at IPL	—	20	—	20
Other	143	132	276	260
Depreciation and amortization	208	188	420	376
Taxes other than income taxes	31	29	62	61
	738	764	1,609	1,573
Operating income	223	130	479	352
Other (income) and deductions:
Interest expense	124	108	243	215
Equity income from unconsolidated investments, net	(10)	(15)	(23)	(31)
Allowance for funds used during construction	(23)	(19)	(41)	(38)
Other	1	2	4	4
	92	76	183	150
Income before income taxes	131	54	296	202
Income tax benefit	(43)	(33)	(91)	(43)
Net income attributable to Alliant Energy common shareowners	$174	$87	$387	$245
Weighted average number of common shares outstanding:
Basic	256.9	256.4	256.8	256.3
Diluted	257.3	256.7	257.3	256.6
Earnings per weighted average common share attributable to Alliant Energy common shareowners:
Basic	$0.68	$0.34	$1.51	$0.96
Diluted	$0.68	$0.34	$1.50	$0.95

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2025	December 31, 2024
	(in millions)
ASSETS:
Current assets:
Cash and cash equivalents	$329	$81
Other current assets	1,145	1,103
Property, plant and equipment, net	19,376	18,701
Investments	666	639
Other assets	2,234	2,190
Total assets	$23,750	$22,714
LIABILITIES AND EQUITY:
Current liabilities:
Current maturities of long-term debt	$1,373	$1,171
Commercial paper	292	558
Other current liabilities	914	986
Long-term debt, net (excluding current portion)	9,642	8,677
Other liabilities	4,384	4,318
Alliant Energy Corporation common equity	7,145	7,004
Total liabilities and equity	$23,750	$22,714

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2025	2024
	(in millions)
Cash flows from operating activities:
Cash flows from operating activities excluding accounts receivable sold to a third party	$762	$823
Accounts receivable sold to a third party	(270)	(261)
Net cash flows from operating activities	492	562
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(976)	(870)
Other	(89)	(90)
Cash receipts on sold receivables	198	306
Proceeds from sales of partial ownership interests in West Riverside Energy Center and Solar Facility	—	123
Other	(27)	(2)
Net cash flows used for investing activities	(894)	(533)
Cash flows from financing activities:
Common stock dividends	(261)	(246)
Proceeds from issuance of long-term debt	1,162	969
Payments to retire long-term debt	—	(305)
Net change in commercial paper	(266)	(423)
Other	15	6
Net cash flows from financing activities	650	1
Net increase in cash, cash equivalents and restricted cash	248	30
Cash, cash equivalents and restricted cash at beginning of period	81	63
Cash, cash equivalents and restricted cash at end of period	$329	$93

KEY FINANCIAL AND OPERATING STATISTICS

	June 30, 2025	June 30, 2024
Common shares outstanding (000s)	256,969	256,500
Book value per share	$27.80	$26.48
Quarterly common dividend rate per share	$0.5075	$0.48

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Utility electric sales (000s of megawatt-hours)
Residential	1,632	1,629	3,502	3,384
Commercial	1,514	1,496	3,115	3,020
Industrial	2,565	2,635	5,084	5,167
Industrial - co-generation customers	215	188	399	366
Retail subtotal	5,926	5,948	12,100	11,937
Sales for resale:
Wholesale	651	653	1,342	1,333
Bulk power and other	1,176	1,087	2,554	2,757
Other	14	14	28	29
Total	7,767	7,702	16,024	16,056
Utility retail electric customers (at June 30)
Residential	855,362	849,224
Commercial	146,521	146,003
Industrial	2,359	2,411
Total	1,004,242	997,638
Utility gas sold and transported (000s of dekatherms)
Residential	3,190	2,838	17,229	14,662
Commercial	2,534	2,472	11,500	10,001
Industrial	390	420	1,207	1,185
Retail subtotal	6,114	5,730	29,936	25,848
Transportation / other	27,159	29,102	58,165	63,009
Total	33,273	34,832	88,101	88,857
Utility retail gas customers (at June 30)
Residential	385,395	382,409
Commercial	45,150	44,981
Industrial	314	318
Total	430,859	427,708

Estimated operating income increases (decreases) from impacts of temperatures (in millions) -
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Electric	$7	($1)	$—	($20)
Gas	(1)	(3)	(4)	(14)
Total temperature impact	$6	($4)	($4)	($34)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Normal	2025	2024	Normal
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	535	499	678	3,775	3,349	4,126
Madison, Wisconsin (WPL)	841	597	799	4,208	3,576	4,325
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	313	290	256	318	290	258
Madison, Wisconsin (WPL)	224	210	201	224	210	203

(a)HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.